UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2012

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

(Exact name of registrant as specified in its charter)

Vermont	1-8222	03-0111290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code (802) 773-2711

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On June 27, 2012, Danaus Vermont Corp. (“Merger Sub”), a wholly-owned, subsidiary of Northern New England Energy Corporation (“NNEEC”), was merged with and into (the “Merger”) Central Vermont Public Service Corporation (the “Company”) pursuant to the Agreement and Plan of Merger, effective as of July 11, 2011 (the “Merger Agreement”), among Gaz Métro Limited Partnership (“Gaz Métro”), Merger Sub and the Company. As a result of the Merger, which was effective as of 4:30 p.m. Eastern Daylight Time on June 27, 2012 (the “Effective Time”), the Company became a wholly-owned subsidiary of NNEEC.

Under the terms of the Merger Agreement, each share of the Company’s common stock, par value $6.00 per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, subject to certain limitations, was converted into the right to receive $35.25 in cash, without interest thereon.

As a result of the Merger, all of the Company’s issued and outstanding capital stock is held by NNEEC.  All of the issued and outstanding capital stock of NNEEC is owned, directly or indirectly, by Gaz Métro.

SECTION 3 — SECURITIES AND TRADING MARKETS

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) that each share of Company Common Stock was canceled and automatically converted into the right to receive $35.25 in cash, without interest (the “Merger Consideration”). The Company expects the NYSE to file with the Securities and Exchange Commission an application on Form 25 to report that the shares of Company Common Stock are no longer listed on the NYSE.

Item 3.03.	Material Modification to Rights of Security Holders.

Pursuant to the terms of the Merger Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares in accordance with Vermont law) was converted into the right to receive the Merger Consideration.  At the Effective Time, holders of shares of Company Common Stock ceased to have any rights as stockholders of the Company, other than the right to receive the Merger Consideration in accordance with the Merger Agreement or, in the case of shares of Company Common Stock held by stockholders properly exercising dissent rights available under Chapter 13 of the Vermont Business Corporations Act, dissent rights.

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01.	Changes in Control of Registrant.

On June 27, 2012, pursuant to the terms of the Merger Agreement, Gaz Métro and NNEEC consummated the acquisition of the Company through the Merger of Merger Sub with and into the Company. The Company was the surviving corporation in the Merger. As a result of the Merger all of the Company’s issued and outstanding capital stock is held by NNEEC. All of the issued and outstanding capital stock of NNEEC is owned, directly or indirectly, by Gaz Métro.

The aggregate consideration used to consummate the Merger was approximately $481 million. The aggregate consideration was funded by a combination of an intercompany loan and equity from Gaz Métro.

A copy of the Merger Agreement was filed by the Company as an exhibit to its Current Report on Form 8-K relating to the announcement of the Merger, and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, on June 27, 2012, each of Robert L. Barnett, Robert G. Clarke, John M. Goodrich, Robert B. Johnston, Lawrence J. Reilly, Elisabeth B. Robert, William R. Sayre, Janice L. Scites, William J. Stenger and Douglas J. Wacek ceased serving as a member of the Company’s board of directors, and Robert Tessier, Elizabeth A. Bankowski, Robert Benoit, Nordahl L. Brue, David R. Coates, Pierre Despars, Kathleen C. Hoyt, Euclid A. Irving, and Mary G. Powell were elected as new members of the Company’s board of directors.

Also in connection with the Merger, on June 27, 2012, the following officers of the Company ceased serving in their positions as officers of the Company: Lawrence J. Reilly, President and Chief Executive Officer; William J. Deehan, Vice President, Power Planning and Regulatory Affairs; Joan F. Gamble, Vice President, Strategic Change and Business Services; Brian P. Keefe, Vice President, Government and Public Affairs; Joseph M. Kraus, Senior Vice President, Engineering and Operations; and Dale A. Rocheleau, Senior Vice President, General Counsel and Corporate Secretary.  The following officers were thereafter appointed: Mary G. Powell, President and Chief Executive Officer; Dawn D. Bugbee, Vice President, Chief Financial Officer, Treasurer; Stephen A. Costello, Vice President, Generation and Energy Innovation; Robert J. Griffin, Vice President, Power Supply; Brian B. Otley, Vice President, Chief Information Officer; Donald J. Rendall, Jr., Vice President, Chief Strategic Planning Officer, Corporate Secretary; Stephen C. Terry, Vice President, Corporate Development and External Affairs; and Gregory A. White, Vice President, Field Operations.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 27, 2012, the Company filed with the Secretary of State of the State of Vermont amended and restated Articles of Incorporation, which became effective on such date. A copy of the amended and restated Articles of Incorporation is included as Exhibit 5.1 and is incorporated herein by reference.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1

Agreement and Plan of Merger, effective as of July 11, 2011, by and among Gaz Métro Limited Partnership, Danaus Vermont Corp. and Central Vermont Public Service Corporation (incorporated by reference to Exhibit 2.1 to Central Vermont Public Service Corporation’s Current Report on Form 8-K filed on July 12, 2011)

5.1	Amended and Restated Articles of Incorporation of Central Vermont Public Service Corporation (filed herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

	By:	/s/ Mary G. Powell
		Name:	Mary G. Powell
		Title:	President and Chief Executive Officer

Dated: June 27, 2012